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FORESIDE DISTRIBUTION SERVICES, L.P.
MUTUAL FUND SALES AND SERVICE AGREEMENT

                          , 2007

Dear Securities Dealer:

        Foreside Distribution Services, L.P. (the "Distributor") invites you (the "Dealer") to participate in the distribution of the shares of the registered open-end investment companies or series thereof listed in Appendix A hereto (the "Funds") for which Distributor serves as principal underwriter, subject to the terms of this Agreement. Distributor will notify Dealer from time to time of the Funds which are eligible for distribution and the terms of compensation under this Agreement (or, if more recently published, the Funds' current prospectus).

1.
Licensing. Both parties represent that they are members in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA," formerly known as the National Association of Securities Dealers, Inc. or "NASD") and both parties agree to abide by the NASD Conduct Rules. Both parties represent that they are qualified to act as a broker-dealer in the states or other jurisdictions where they transact business, and agree to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement. Dealer agrees that termination or suspension of such membership with the FINRA, or of its license to do business by any state or federal regulatory agency, at any time, shall terminate or suspend this Agreement forthwith and shall require Dealer to notify Distributor in writing of such action. This Agreement is in all respects subject to Rule 2830 of the Conduct Rules of the NASD which shall control any provision to the contrary in this Agreement.

2.
Sales of Fund Shares. Dealer may offer and sell shares of each Fund only at the public offering price applicable to the shares in effect at the time of each transaction. The processing of Fund orders are subject to the terms of the then current prospectus and statement of additional information of the Fund (collectively, the "prospectus"), the then current new account application for the Fund, and our written instructions which may be issued from time to time. This Agreement is not exclusive, and either party may enter into similar agreements with third parties.

3.     General Duties of Dealer

        Dealer agrees:

  (a)
  To act as principal, or as agent on behalf of your customers, in all transactions in shares of the Funds except as provided in Section 4 hereof. Dealer shall not have any authority to act as agent for the issuer (the Funds), for Distributor, or for any other dealer in any respect, nor will Dealer represent to any third party that Dealer has such authority or is acting in such capacity.

  (b)
  To purchase shares of the Funds only from Distributor.

  (c)
  To enter orders for the purchase of shares made through Dealer and to furnish Distributor with copies of such records upon reasonable request.

  (d)
  To purchase shares from Distributor only for the purpose of covering purchase orders already received or for your own bona fide investment.

  (e)
  To maintain records of all sales and redemptions of shares made through Dealer and to furnish Distributor with copies of such records upon reasonable request.

  (f)
  To distribute prospectuses and reports to your customers in compliance with applicable legal requirements, except to the extent that Distributor expressly undertakes to do so on your behalf.

  (g)
  That Dealer will not withhold placing customers' orders for shares so as to profit itself as a result of such withholding or place orders for shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below the breakpoint.

  (h)
  That Dealer will not purchase any shares from its customers at prices lower than the redemption or repurchase prices then quoted by the Fund. Dealer shall, however, be permitted to sell shares for the account of its record owners to the Fund at the repurchase prices currently established for such shares and may charge the owner a fair commission for handling the transaction.

  (i)
  That if any shares confirmed to Dealer hereunder are repurchased or redeemed by any of the Funds within seven business days after such confirmation of Dealer's original order, Dealer shall refund to Distributor the full concession allowed to Dealer on such orders. Distributor shall pay to the appropriate Fund our share, if any, of the "charge" on the original sale and shall also pay to such Fund the refund from Dealer as herein provided. Distributor shall notify Dealer of such repurchase or redemption within a reasonable time after settlement. Termination or cancellation of this Agreement shall not relieve Dealer or Distributor from the requirements of this subparagraph.

  (j)
  That if payment for the shares purchased is not received within the time customary or the time required by law for such payment, the sale may be canceled without any responsibility or liability on Distributor's part or on the part of the Funds, or at Distributor's option, Distributor may sell the shares which Dealer ordered back to the Funds, in which latter case Distributor may hold Dealer responsible for any loss to the Funds or loss of profit suffered by Distributor resulting from Dealer's failure to make payment. Distributor shall have no liability for any check or other item returned unpaid to Dealer after Dealer has paid Distributor on behalf of a purchaser. Distributor may refuse to liquidate the investment unless Distributor receives the purchaser's signed authorization for the liquidation.

  (k)
  That Dealer shall assume responsibility for any loss to the Funds caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence on our part, and that Dealer will immediately pay such loss to the Funds upon notification.

  (l)
  That if on a redemption which Dealer has ordered, instructions in proper form, including outstanding certificates, are not received within the time customary or the time required by law, the redemption may be canceled without any responsibility or liability on our part or on the part of any Fund, or at our option, Distributor may buy the shares redeemed on behalf of the Fund, in which latter case Distributor may hold Dealer responsible for any loss to the Fund or loss of profit suffered by Distributor resulting from Dealer's failure to settle the redemption.

  (m)
  That Dealer has implemented and will maintain effective internal procedures and controls with respect to the transmission and communication of orders for Fund transactions that are reasonably designed to prevent or detect on a timely basis your customer's orders received after the NYSE market close from being aggregated with orders received before the NYSE market close, and to minimize errors that could result in the late transmission of orders to the Funds. Dealer separately represents that it will comply with all rules and regulations of the Securities and Exchange Commission (the "SEC"), FINRA and, if applicable, the National Securities Clearing Corporation (the "NSCC") with respect to the receipt and transmission of your customer's orders.

4.
Duties of Dealer—Retirement Accounts. In connection with orders for the purchase of shares on behalf of an individual retirement account, self-employed retirement plan or other retirement accounts, Dealer shall act as agent for the custodian or trustee of such account or plan (solely with respect to the time of receipt of the application and payments), and Dealer shall not place such an order until Dealer has received from the account or plan payment for the purchase and, if the purchase represents the initial contribution to the account or plan, the completed documents necessary to establish the account or plan. Dealer agrees to indemnify Distributor, the Fund and the Fund's transfer agent, as applicable, for any claim, loss, or liability resulting from incorrect investment instructions received from Dealer with respect to any such account or plan which cause a tax liability or other tax penalty.

5.
Conditional Orders; Certificates. Distributor will not accept from Dealer any conditional orders for shares of any Fund. Delivery of certificates for shares purchased shall be made by the Funds only against constructive receipt of the purchase price, subject to deduction for Dealer's concession and our portion of the sales charge, if any, on such sale. No stock certificates for shares of any Fund will be issued unless specifically requested.

6.     Dealer Compensation

  (a)
  On each purchase of shares by Dealer from Distributor, the total sales charges and your dealer concessions (if any) shall be as stated in each Fund's then current prospectus, subject to NASD Rules and applicable state and federal laws. See also Appendix B. Such sales charges and dealer concessions are subject to reductions under a variety of circumstances as described in the Funds' prospectuses. For an investor to obtain these reductions, Distributor or the Fund must be notified at the time of the sale that the sale qualifies for the reduced charge. If Dealer fails to notify Distributor or the Fund of the applicability of a reduction in the sales charge at the time the trade is placed, neither Distributor nor any of the Funds will be liable for amounts necessary to reimburse any investor for the reduction which should have been effected. There is no sales charge on the reinvestment of dividends.

  (b)
  In accordance with the Funds' prospectuses, Distributor or our affiliates may, but are not obligated to, make payments to dealers from our own resources as compensation for certain sales which are made at net asset value and are not subject to any contingent deferred sales charges ("Qualifying Sales"). If Dealer notifies Distributor of a Qualifying Sale, Distributor may make a contingent advance payment up to the maximum amount available for payment on the sale. Distributor reserves the right to withhold advances to any dealer, if for any reason Distributor believes that Distributor may not be able to recover unearned advances from such dealer. In addition, dealers will generally be required to enter into a supplemental agreement with Distributor with respect to such compensation and the repayment obligation prior to receiving any payments.

7.
Redemptions. Redemptions or repurchases of shares will be made at the net asset value of such shares, less any applicable deferred sales or redemption charges, in accordance with the applicable prospectus. To the extent that any of the Funds implement a redemption fee, Dealer agrees to collect a redemption fee when applicable in accordance with the requirements of the Fund's then current prospectus with respect to transaction activity involving shares held of record by Dealer. Dealer further agrees that it shall remit to the Fund any such fees collected at least quarterly and within a reasonable period of time following the end of each calendar quarter.

8.
Exchanges. Telephone exchange orders will be effective only for shares in plan balance (uncertificated shares) or for which share certificates have been previously deposited and may be subject to any fees or other restrictions set forth in the applicable prospectuses. Dealer may charge the shareholder a fair commission for handling an exchange transaction. Exchanges from a Fund sold with no sales charge to a Fund which carries a sales charge, and exchanges from a Fund of shares sold with a sales charge to a Fund which carries a higher sales charge may be subject to a sales charge in accordance with the terms of each Fund's prospectus. Dealer shall comply with any additional exchange policies described in each Fund's prospectus.

9.
Transaction Processing. All orders are subject to acceptance by Distributor and by the Fund or its transfer agent, and become effective only upon confirmation by Distributor. If required by law, each transaction shall be confirmed in writing on a fully disclosed basis and if confirmed by Distributor, a copy of each confirmation shall be sent simultaneously to Dealer if Dealer so requests. All sales are made subject to receipt of shares by Distributor from the Funds. Distributor reserves the right in Distributor's discretion, without notice, to suspend the sale of shares or withdraw the offering of shares entirely. Orders received by a Dealer after a Fund's cut-off time on a Fund business day will be submitted by the Dealer to the Fund for processing on the next Fund business day. All orders must be paid by check or wire payable to the order of a Fund, which reserves the right to delay issuance or transfer of shares until such payment is available in investable Federal Funds. All orders must be drawn payable in U.S. dollars on a U.S. bank, for the full amount of the investment and in compliance with any other restrictions set forth in the prospectus.

10.
Multiple Classes. Distributor may from time to time provide to Dealer written compliance guidelines or standards relating to the sale or distribution of Funds offering multiple classes of shares with different sales charges and distribution-related operating expenses; see Appendix B. These guidelines or standards are deemed to be written instructions as contemplated in Section 2. In addition, Dealer agrees to be bound by any applicable rules or regulations of government agencies or self-regulatory organizations generally affecting the sale or distribution of Funds offering multiple classes of shares.

        With respect to Funds offering multiple classes of shares subject to differing sales charges, including sales charge reductions and waivers (as set forth more fully in a Fund's then-current prospectus), Dealer represents and warrants that it has established compliance procedures designed to (i) ensure that Dealer's customers are aware of the available methods of mutual fund financing and (ii) ensure proper supervision of mutual fund recommendations. Dealer agrees to promptly advise Distributor or the Fund of any letter of intent executed by Dealer's customers or any available right of accumulation in accordance with applicable procedures.

11.   Distribution Plan Payments

  (a)
  With regard to those Funds which pay asset-based sales charges (pursuant to a Distribution Plan adopted under Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act")), as noted on Appendix B hereto (or, if more recently published, the Fund's current prospectus), Distributor hereby appoints Dealer to render or cause to be rendered distribution and/or shareholder services to the Funds and their shareholders.

  (b)
  The services to be provided under Paragraph (a) above may include, but are not limited to, the following:

  (i)
  reviewing the activity in Fund accounts;

  (ii)
  providing training and supervision of its personnel;

  (iii)
  maintaining and distributing current copies of prospectuses and shareholder reports;

  (iv)
  advertising the availability of its services and products;

  (v)
  providing assistance and review in designing materials to send to customers and potential customers and developing methods of making such materials accessible to customers and potential customers; and

    (vi)
    responding to customers' and potential customers' questions about the Funds.

  (c)
  During the term of this Agreement, Distributor will pay Dealer asset-based sales charges and/or service fees for each Fund as set forth in Appendix B to this Agreement (or, if more recently published, the Fund's current prospectus). Payment to Dealer is made only after receipt by Distributor of Rule 12b-1 payments from the applicable Fund. Dealer represents that the fees received pursuant to this Agreement will be disclosed to Dealer's customers, will be authorized by Dealer's customers (either directly or by operation of applicable law), and will not result in an excessive fee to Dealer.

  (d)
  In the event an issue pertaining to the Rule 12b-1 Plan is submitted for shareholder approval, Dealer will vote any shares held for its own account in the same proportion as the vote of those shares held for the accounts of Dealer's customers.

  (e)
  Any fee payable hereunder shall be computed and accrued daily and for each quarter shall be based on the average daily net asset value of the relevant Shares. No such fee will be paid to Dealer if the amount of such fee based upon the aggregate value of Dealer's customers Shares for the quarter will be less than $50.00.

  (f)
  The provisions of this Section 11 may be terminated with respect to any Shares in accordance with the provisions of Rule 12b-1 under the 1940 Act or the rules of the FINRA and thereafter no such fee will be paid to Dealer.

  (g)
  Dealer agrees to furnish the Distributor and the Board of Trustees of any Fund with such information as shall reasonably be requested by the Trustees with respect to the fees paid to Dealer pursuant to this Section 11.

12.
Registration of Shares and Blue Sky. Dealer will not offer or sell shares except under circumstances that will result in compliance with the applicable Federal and state securities laws and in connection with sales and offers to sell shares Dealer will furnish to each person to whom any such sale or offer is made, a copy of the applicable, then current, prospectus and, if requested, Statement of Additional Information. Distributor shall notify Dealer of the states or other jurisdictions in which each Fund's shares are currently available for sale to the public as set forth in Appendix C. Distributor shall have no obligation to register or make available Fund shares in any state or other jurisdiction.

        To the extent accounts are maintained in an omnibus position, Dealer shall track and maintain "blue sky" information and report that information on a periodic basis to the transfer agent of the Funds in a form as agreed from time to time by Dealer and the transfer agent in order for the Funds to report required information to the various states and jurisdictions in which a Fund's shares are registered.

        Distributor shall have no responsibility, under the laws regulating the sale of securities in any U.S. or foreign jurisdiction, for the qualification or status of persons selling Fund shares or for the manner of sale of Fund shares. Nothing in this Agreement, however, shall be deemed to be a condition, stipulation or provision binding any person acquiring any security to waive compliance with any provision of the Securities Act of 1933, as amended, ("Securities Act") or of the rules and regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act.

13.
Fund Information. No person is authorized to give any information or make any representations concerning shares of any Fund except those contained in the Fund's current prospectus or in materials issued by Distributor as information supplemental to such prospectus. Distributor will supply prospectuses and, if requested, statements of additional information, reasonable quantities of reports to shareholders, supplemental sales literature, sales bulletins, and additional information as issued. Dealer agrees not to use other advertising or sales material relating to the Funds except that which (a) conforms to the requirements of any applicable laws or regulations of any government or authorized agency in the U.S. or any other country, having jurisdiction over the offering or sale of shares of the Funds, and (b) is approved in writing by Distributor in advance of such use. Such approval may be withdrawn by Distributor in whole or in part upon notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales material and advertising. Dealer is not authorized to modify or translate any such materials without our prior written consent. Dealer shall be solely responsible for any and all regulatory filings of such materials. The cost of such materials shall be borne by Dealer. Any printed information furnished by Distributor other than the then current prospectus and statement of additional information for each Fund, periodic reports and proxy solicitation materials are our sole responsibility and not the responsibility of the Funds, and Dealer agrees that the Funds shall have no liability or responsibility to Dealer in these respects unless expressly assumed in connection therewith. Dealer agrees that it will not distribute or make available to investors any printed information furnished by Distributor that is marked "FOR BROKER/DEALER USE ONLY" or that otherwise indicates that it is confidential or not intended to be distributed to investors.

14.
Restrictions on Market Timers. The Funds have policies and procedures regarding market timing or excessive trading as set forth more fully in each Fund's current prospectus. A Fund or the Distributor may refuse to accept a purchase or exchange order from any person or entity if, in its sole discretion, it determines that (1) the order reflects actual or perceived market timing or excessive trading, or (2) the Fund would be unable to invest the order proceeds effectively, or (3) the Fund and its shareholders would otherwise be adversely affected. Dealer shall reasonably cooperate with a Fund to enforce stated policies in a Fund's currently effective prospectus or statement of additional information regarding transactions in Fund shares, including those related to market timing and excessive trading. The Distributor retains the right to terminate the Agreement (in its entirety or with respect to a Fund) without penalty if it (after consultation with a Fund(s)) determines that Dealer is engaged in (or is being used by Dealer's customer or agents to engage in) market timing or excessive trading with respect to a Fund's shares.

15.
Directed Brokerage Prohibitions. The Fund, Dealer and Distributor shall prohibit the use of Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations herein. No party has agreed to directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) of the 1940 Act.

16.   Indemnification

  (a)
  Dealer shall indemnify and hold harmless the Distributor, each Fund, the transfer agent of the Funds, and their respective officers, directors, agents, employees and control persons (as defined in section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), from all direct or indirect liabilities, losses or costs (including reasonable attorneys fees) arising from, related to or otherwise connected with: (i) any breach by Dealer of any provision of this Agreement; (ii) any violation of Federal or State securities laws or the rules of any self-regulatory organization; or (iii) any actions or omissions by Distributor, any Fund, the transfer agent of the Funds, and their officers, directors, agents, employees and any person who is or may be deemed to be a controlling person made in reliance upon any oral, written or computer or electronically transmitted instructions believed to be genuine and to have been given by or on behalf of Dealer.

  (b)
  Distributor shall indemnify and hold harmless Dealer and its officers, directors, agents, employees, and control persons, from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys fees) arising from, related to or otherwise connected with: (i) any breach by Distributor of any provision of this Agreement; (ii) any violation of Federal or State securities laws or the rules of any self-regulatory organization; or (iii) any alleged untrue statement of a material fact contained in any Fund's Registration Statement or Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

  (c)
  The agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification ("Indemnified Party") giving notice to the party required to provide indemnification ("Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party (which approval shall not unreasonably be withheld) shall conduct the defense of such claim or any litigation resulting from it, and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this paragraph (c) shall not relieve, the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

  (d)
  The provisions of Sections 6, 11, 13, 16 and 18 shall survive the termination of this Agreement.

17.   Anti-Money Laundering Program

  (a)
  The Dealer has in place an anti-money laundering program ("AML Program") that is now and will continue to be reasonably designed to comply with applicable laws and regulations, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)) and all implementing rules and regulations, as well as all related governmental and self-regulatory organization rules and regulations. As part of your AML Program, Dealer will take steps to identify customers for whom it acts in its dealings with the Fund and will monitor customer transactions in order to detect and, where appropriate, report suspicious activities.

  (b)
  The Dealer further agrees to promptly notify Distributor should it become aware of any change in or inability to comply with the above representation and warranty.

  (c)
  The Dealer further agrees that it is in compliance with all applicable law.

        In addition, Distributor, on its own behalf and on behalf of the Funds, hereby provides notice to the Dealer that Distributor and/or the Fund reserve the right to make inquires of and request additional information from the Dealer regarding its AML Program.

18.
Privacy. The parties each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the "Privacy Laws"). The parties hereby agree (i) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by law in their ordinary course of business, (ii) to establish and maintain procedures reasonably designed to assure the security and privacy of all such information and (iii) to cooperate with each other and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties. This provision shall survive termination of the Agreement.

19.   Effectiveness, Amendment, Duration, Termination and Assignment

  (a)
  This Agreement may be amended by Distributor at any time by written notice to Dealer and Dealer's placing of an order or acceptance of payments of any kind after the effective date and receipt of notice of any such amendment shall constitute your acceptance of such amendment.

  (b)
  This Agreement shall continue in effect until terminated.

  (c)
  This Agreement may be terminated by either party, without penalty, upon ten days' written notice to the other party. This Agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that Dealer may not assign this Agreement without our prior written consent. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or immediately upon any other act of insolvency by Dealer. This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors or Trustees of such Fund or by the vote of a majority of the outstanding voting securities of the Fund. The termination of this Agreement shall have no effect upon transactions entered into prior to the effective date of termination. A trade placed by Dealer subsequent to your voluntary termination of this Agreement will not serve to reinstate this Agreement. Reinstatement will only be effective upon written notification by Distributor.

20.
Setoff. Should any of your concession accounts with Distributor have a debit balance, Distributor may offset and recover the amount owed from any other account Dealer has with Distributor, without notice or demand to Dealer.

21.
Dispute Resolution. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of the FINRA or the American Arbitration Association. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

22.
Massachusetts Business Trust. Dealer is hereby expressly put on notice that all persons dealing with the Funds, a Massachusetts business trust, must look solely to the Funds for the enforcement of any claims against the Funds as the Trustees, officers, agents and shareholders of the Funds assume no personal liability whatsoever for obligations entered into on behalf of the Funds.

23.
Shareholder Information. The Dealer shall comply with the requirements set forth on Exhibit I attached hereto regarding the provisions of shareholder information pursuant to Rule 22c-2 under the 1940 Act.

24.   Miscellaneous

  (a)
  This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the Commonwealth of Massachusetts.

  (b)
  Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

  (c)
  All written communications to Distributor must be sent to the following address:

      Foreside Distribution Services, L.P.
      100 Summer Street
      Boston, Massachusetts 02110
      Attention: Chief Compliance Officer

        All written communications to Dealer will be sent to your address listed below.

  (d)
  This Agreement is cumulative and supersedes any agreement previously in effect. It shall be binding upon the parties hereto when signed by Distributor and accepted to Dealer.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FORESIDE DISTRIBUTION SERVICES, L.P.
By:
Mark S. Redman President
DEALER NAME
By:
(Signature)
Name and Title
Address
Operations Contact
Telephone:	Fax:

E-Mail:

Clears Through (if applicable):

MUTUAL FUND SALES AND SERVICES AGREEMENT
Appendix A

List of Funds

RMR FUNDS SERIES TRUST
RMR Real Estate Securities Fund

FORESIDE DISTRIBUTION SERVICES, L.P.
MUTUAL FUND SALES AND SERVICE AGREEMENT

Appendix B
Fee Schedule for RMR Funds Series Trust
                       , 2007

Insert Load Structure and Payouts

        Dealers receive a percentage of the initial sales charge on sales of Class A shares, as set forth below:

Amount of Investment	Sales Charge as a % of Offering Price	Sales Charge as a % of Net Amount Invested	Regular Dealer Reallowance as a % of Offering Price
Less than $100,000	4.50%	4.71%	4.00%
$100,000 but less than $250,000	3.75%	3.90%	3.25%
$250,000 but less than $500,000	2.75%	2.83%	2.25%
$500,000 but less than $1 million	2.25%	2.30%	1.75%
$1 million or more	0.00%	0.00%	0.00%

Notes

        Rights of Accumulation, Rights of Aggregation and Letters of Intent are available for funds/classes with front-end sales charges.

        Purchases may be made at net asset value if made in accordance with the terms of the registration statement. Dealer will receive no discount, commission or other concession with respect to any such sale at net asset value, but will be entitled to receive any service fees and/or distribution fees otherwise payable with respect thereto to the extent provided from time to time in the applicable prospectus.

12b-1 Fees

Rule 12b-1 payouts:
Class A Shares: 0.25%
Class C Shares: 0.75%

        Payment of Rule 12b-1 distribution payments is made only after receipt by the Distributor of Rule 12b-1 payments from the applicable Fund. With respect to A and C Shares, up to 0.10% and 0.25% of average daily net assets, respectively, can be used to pay for shareholder services.

FORESIDE DISTRIBUTION SERVICES, L.P.
MUTUAL FUND SALES AND SERVICE AGREEMENT

Appendix C
Blue Sky Schedule

        The Fund(s) will be offered in all States of the United States, the District of Columbia, the Commonwealth of Puerto Rico, and the territories of Guam and the U.S. Virgin Island.

EXHIBIT 1

Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

        The SEC has enacted Rule 22c-2 under the 1940 Act for the purpose, among others, of requiring most open-end investment companies, such as the Funds, to enter into written agreements with intermediaries, such as the Dealer, that hold shares on behalf of other investors in so called "omnibus accounts." Such agreements must provide the Funds access to information about transactions in these accounts to enable the Funds to enforce restrictions on market timing and similar abusive transactions. It is intended that this Exhibit constitute such an agreement between the Funds and the Dealer.

        Rule 22c-2(b) provides for the exception of any money market fund from the requirements of Rule 22c-2; therefore any Fund deemed by the Funds to be a "money market" fund shall be excepted from the requirements of this Exhibit. Certain capitalized terms are defined below solely for the purpose of this Exhibit; capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

        (a)    Agreement to Provide Information.    Dealer agrees to provide the Funds, upon written request, the taxpayer identification number ("TIN"), the Individual Taxpayer Identification Number ("ITIN"), or other government- issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained on behalf of an Intermediary during the period covered by the request.

        (b)    Period Covered by Request.    Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days with consent of the appropriate Intermediary as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

        (c)    Form and Timing of Response.

  (i) Dealer agrees to provide, promptly upon request of the Funds or its designee, the requested information specified in this Section. If requested by the Funds or its designee, Dealer agrees to use best efforts to determine promptly whether any transactions effected by the Dealer on behalf of an Intermediary include transactions effected by an Indirect Intermediary through the Intermediary and, upon further request of the Funds or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in this Section for those shareholders who holds and account with the Funds through the Dealer or (ii) restrict or prohibit such persons from purchasing, in nominee name through the Dealer on behalf of other persons, securities issued by the Funds. Dealer additionally agrees to inform the Fund whether it plans to perform (i) or (ii);

  (ii) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and

  (iii) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

        (d)    Limitations on Use of Information.    The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of the appropriate Intermediary.

        (e)    Agreement to Restrict Trading.    Dealer agrees, upon direction of the Funds, either to: (i) execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by an Intermediary that has been identified by the Funds as having engaged in transactions of the Fund's Shares (directly or indirectly through the Dealer) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds; or (ii) instruct the Intermediary to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Funds as having engaged in transactions of the Fund's Shares through the Dealer that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

  (i) Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

  (ii) Timing of Response. Dealer agrees to execute instructions from the Funds to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

  (iii) Confirmation by Dealer. Dealer must provide written confirmation to the Funds that instructions from the Fund to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

  (iv) Identification of Financial Intermediaries. Dealer agrees: (i) to maintain, and provide to the Fund upon request, a complete and current list of all Intermediaries that submit trades to the Funds through the Dealer for which the Dealer is not authorized to execute this Shareholder Information Agreement on their behalf; (ii) not to purchase any securities from the Funds on behalf of an Intermediary that does not, at the time of the purchase, have a valid Shareholder Information Agreement in effect with the Funds either directly or through the Dealer; and (iii) to inform the Funds (via the Distributor) in the event an Intermediary that had previously authorized the Dealer to act on its behalf for purposes of this Shareholder Information Agreement revokes such authorization. Such notification shall be provided to the Fund no later than 10 business days after the Dealer first receives notice of the revocation.

        (f)    Definitions. For purposes of this Exhibit:

  (i) The term "Funds" includes the Fund's principal underwriter and transfer agent. The term not does include any "money market" funds.

  (ii) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

  (iii) The term "Shareholder" means (A) the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; (B) Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or (C) the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

  (iv) The term "written" includes electronic writings and facsimile transmissions.

  (v) The term "Intermediary" shall mean a "financial intermediary" as defined in SEC Rule 22c-2 that submits purchase and redemption orders to the Funds through the Dealer.

    Rule 22c-2 defines "financial intermediary" to mean: (i) any broker-dealer, bank, or other person that holds securities issued by the fund, in nominee name; (ii) a unit investment trust or fund that invests in the fund in reliance on Section 12(d)(1)(E) of the 1940 Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the fund, a retirement plan's administrator under section 3(16)(A) of ERISA or any person that maintains the plan's participant records.

  (vi) The term "purchase" does not include the automatic reinvestment of dividends.

  (vii) The term "promptly" as used in this Section shall mean as soon as practicable but in no event later than 10 business days from the Intermediary's receipt of the request for information from the Fund or its designee.

  (viii) The term "Indirect Intermediary" shall mean a person that (a) is an Intermediary and (b) holds an account with the Fund through a "financial intermediary" as defined in SEC Rule 22c-2.

  (ix) The term "Dealer" shall mean a person that, for purposes of SEC Rule 22c-2, is authorized by an Intermediary that submits purchase or redemption orders to the Fund through the Dealer: (i) to enter into this Shareholder Information Agreement on behalf of such Intermediary; (ii) in accordance with the terms of this Shareholder Information Agreement, to provide the Intermediary's shareholder transaction information to the Fund upon request; and (iii) and to execute instructions from the Funds to restrict or prohibit trading in or through such Intermediary's account.

[END OF SECTION]

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